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Exhibit 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
www.myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR
FIRST QUARTER OF FISCAL 2005

—Predictive Medicine Revenues Up 79% Over First Quarter Last Year—

        Salt Lake City, November 9, 2004—Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the first quarter of fiscal 2005. For this three-month period ended September 30, 2004, predictive medicine revenues increased to $14.4 million from $8.1 million for the same quarter of the prior year, an increase of 79%.

        Compared with the fourth quarter of fiscal 2004, predictive medicine revenues were up $1.3 million, or 10%. Greater demand for the Company's predictive medicine products resulted from increased sales and marketing efforts coupled with recent publications that indicate enhanced utility of the BRACAnalysis® product in medical care. These publications include a study demonstrating the greater value of MRI screening as compared with conventional mammography among women with a mutation in a BRCA breast cancer gene.

        The gross profit margin on the predictive medicine business was 71% for the first quarter of fiscal 2005, compared with 66% for the first quarter of the prior year. This gross profit margin increase resulted from technology improvements, efficiency gains and the realization of recent price increases in the predictive medicine business.

        Total revenues for the first quarter were $16.7 million, up 22% from the same quarter of the prior year. Research revenues were $2.3 million for the first quarter of fiscal 2005, compared with approximately $2 million for each of the previous two quarters. Research revenues decreased 59% from the first quarter of fiscal 2004, reflecting the Company's continued emphasis on internal drug development programs and reduced emphasis on external research collaborations.

        Research and development expenses for the three months ended September 30, 2004 were $13.1 million compared with $13.0 million for the same three-month period in the prior year. This investment in research and development was largely composed of clinical trial expenses associated with the continuing development of Myriad's therapeutic products in prostate cancer and Alzheimer's disease and was partially offset by a decrease in research expense associated with external collaborations.

        The net loss for the first quarter of fiscal 2005 was $10.0 million, or $0.33 per share, compared with a net loss of $10.5 million, or $0.37 per share for the previous quarter, ended June 30, 2004. As of September 30, 2004, Myriad remains in strong financial condition, with approximately $130 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

        "We are pleased with the strong growth in product revenues during the quarter," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "In addition, the progress we have achieved in advancing our preclinical drug candidates has kept us on track toward submitting two new IND applications before the end of this calendar year."

Conference Call and Webcast

        A conference call with Company management will be held today at 10:00 a.m. Eastern Time with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2821. International callers may dial (706) 634-2173. A replay of the call will be made available for one week, beginning two hours after the call, and can be accessed by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID #1770098. The audio conference call can also be accessed on the Web at www.myriad.com

        Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets proprietary predictive medicine products, and is developing and intends to market a number of promising therapeutic products that address large potential markets. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These statements include, but are not limited to increased demand for the Company's predictive medicine products, strong growth in product revenues, continued publications on the importance of the BRACAnalysis® product, the Company's continued emphasis on internal drug development programs and reduced emphasis on external research collaborations, continued development of the Company's therapeutic products in clinical trials and the expenses associated therewith and the targeted submission of two IND applications before the end of this calendar year, uncertainties as to the extent of future government regulation of Myriad Genetics' business; risks and uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds which it develops at acceptable prices; the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products, and risks associated with preclinical development activities that could cause delays in, or even prevent, planned IND applications. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of November 9, 2004, and Myriad undertakes no duty to update this information unless required by law.

        BRACAnalysis is a registered trademark of Myriad Genetics, Inc. in the United States and certain other foreign countries.

—Financial Charts Follow—

MYRIAD GENETICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	Sep. 30, 2004	Sep. 30, 2003
	(in thousands, except per share amounts)
REVENUES:
Predictive medicine revenue	$14,429	$8,064
Research revenue	2,281	5,079
Related party research revenue	—	529

Total research revenue	2,281	5,608

Total revenues	16,710	13,672
COSTS AND EXPENSES:
Predictive medicine cost of revenue	4,239	2,758
Research and development expense	13,132	12,974
Selling, general and administrative expense	9,956	8,108

Total costs and expenses	27,327	23,840

Operating loss	(10,617)	(10,168)
Other income (expense):
Interest income	632	569
Other	(7)	(10)

	625	559

Net loss	$(9,992)	$(9,609)

Basic and diluted loss per share	$(0.33)	$(0.35)

Basic and diluted weighted average shares outstanding	30,649	27,087

Condensed Consolidated Balance Sheets (Unaudited)

	Sep. 30, 2004	Jun. 30, 2004
	(In thousands)
Cash, cash equivalents, and marketable investment securities	$129,589	$141,839
Trade receivables, net	16,627	13,994
Other receivables	1,452	554
Prepaid expenses	5,804	7,279
Equipment and leasehold improvements, net	16,793	17,339
Other assets	7,213	7,351

Total assets	$177,478	$188,356
Accounts payable and accrued liabilities	$12,704	$13,871
Deferred revenue	1,157	1,209
Stockholders' equity	163,617	173,276

Total liabilities and stockholders' equity	$177,478	$188,356

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MYRIAD GENETICS, INC. REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2005